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                                                                      EXHIBIT 11



                        COMPUTATION OF PER SHARE EARNINGS

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                                                         Quarter Ended               Nine Months Ended
                                                         September 25,                 September 25,
                                                   -------------------------   -------------------------
                                                       1996         1995           1996          1995
                                                       ----         ----           ----          ----
Net Income .....................................    $7,884,000    $8,450,000   $24,842,000   $23,847,000


Shares used to compute
  earnings per share ...........................    19,222,200    19,215,000    19,219,588    19,215,000


Earnings Per Share .............................         $0.41         $0.44         $1.29         $1.24


Shares used to compute
  earnings per share including
  common stock equivalents - Primary Basis .....    19,293,877    19,418,328    19,356,351    19,401,394


Primary Earnings Per Share .....................         $0.41         $0.44         $1.28         $1.23


Shares used to compute
  earnings per share including
  common stock equivalents - Fully Diluted Basis    19,332,662    19,418,328    19,356,351    19,412,370


Fully Diluted Earnings Per Share ...............         $0.41         $0.44         $1.28         $1.23


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